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[ENDOCARE LOGO]

FOR RELEASE APRIL 7, 2003 at 4:05 PM EDT


                                                                    EXHIBIT 99.2

Investor Contact         Media                     For Additional Information:
Matt Clawson             Len Hall                  Paul Mikus, Chairman, CEO
Allen & Caron, Inc.      Allen & Caron, Inc.       William J. Nydam, President
949/474-4300             949/474-4300              Endocare, Inc.
matt@allencaron.com      len@allencaron.com        949/450-5400
www.allencaron.com                                 www.endocare.com

              ENDOCARE SELLS UROLOGICAL PROSTHESES PRODUCT LINE TO
                            AMERICAN MEDICAL SYSTEMS

IRVINE, CA (April 7, 2003) . . . Endocare, Inc. (ENDO.PK), a developer of innovative treatment tools for cancer, reported today that it has sold its Dura-II(TM) positionable urological prostheses product line to Minnetonka, MN-based American Medical Systems, Inc. (Nasdaq: AMMD). The transaction, valued at approximately $2 million, includes the intellectual property, customer lists and production equipment related to the product as well as the current Dura-II inventory.

         Endocare President William J. Nydam said that the sale of this product category is in line with the company's strategy to refocus its efforts on its core platform technology of tumor ablation.

         "The opportunity to accelerate the adoption of the Cryocare(TM) system in treating primary prostate cancer as well as other tumor types is substantial," said Nydam. "With that in mind, we are divesting certain non-core product lines in order to redeploy resources in areas such as the treatment of renal, lung and bone tumors. We believe that focusing on our core technologies for cancer applications will result in greater market opportunities and will serve the best interest of our shareholders."

         Doug Kohrs, President and CEO of American Medical Systems, commented, "The Dura-II product is great product and an ideal fit for our erectile dysfunction product portfolio. The implant market continues show strength as these products play an expanding role in the treatment spectrum related to this medical condition."

About Endocare

Endocare, Inc. --www.endocare.com-- is a medical device company focused on the development of urological healthcare technologies with the potential to dramatically improve healthcare and quality of life. Endocare has initially concentrated on developing devices for the treatment of the most common disease of the prostate, prostate cancer. Endocare also believes that its proprietary cryosurgical technologies have broad applications across a number of surgical markets, including treating tumors in the kidney, lung, breast, liver and bones, as well as treatment of cardiac arrhythmia.

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not

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limited to, those discussed in "Risk Factors" in the Company's Form 10-K, Form
10-Q, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, potential changes to its financial results as a result of bringing the Company into compliance with the reporting requirements under the Securities Exchange Act of 1934; negative results in pending litigation; uncertainty relating to ongoing investigations by governmental agencies, changes in the Company's senior management, limited operating history of the Company with a history of losses; uncertainty regarding market acceptance of the Company's products; uncertainty of product development and the associated risks related to clinical trials; the Company's ability to integrate acquisitions; uncertainty relating to third party reimbursement; ability to convince health care professionals and third party payers of the medical and economic benefits of the Company's products; difficulty in managing growth; the Company's limited sales, marketing and manufacturing experience; ability to attract and retain key personnel; ability to secure and protect intellectual property rights relating to the Company's technology; the rapid pace of technological change in the Company's industry; fluctuations in the Company's order levels; uncertainty regarding the timing of filing of the Company's periodic reports; and the Company's successful appeal of Nasdaq's decision to delist its common stock. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.